EXHIBIT 99.1


      NATIONAL COAL CORP. ADDS EXPERIENCED METAL AND MINING INDUSTRY LEADER GERALD MALYS TO ITS BOARD OF DIRECTORS, CEO DANIEL ROLING ALSO ADDED

KNOXVILLE, TENN. - (November 7, 2006) - The Board of Directors of National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, has voted unanimously to increase its number from five Directors to seven by electing as a Director, metals and mining industry veteran Gerald J. Malys, effective November 1. The Committee has also ratified the election of the Company's CEO, Daniel Roling, to the Board, effective November 1.

Mr. Malys will join the Compensation and Nominating Committees; Robert Heinlein will move off of the Board's Nominating Committee and Scott Filstrup from the Compensation Committee to provide seats for Mr. Malys. Both Mr. Filstrup and Mr. Heinlein will continue to serve as Directors with Mr. Heinlein still serving as Chair of the Board's Audit Committee and Mr. Filstrup as Chair of the Nominating Committee. Daniel Roling was appointed CEO of National Coal in August 2006.

"We are pleased to add Dan and Gerry to the Board," said Jon Nix, Chairman of the Board. "Their coal and mining industry experience and knowledge will contribute significantly to the effectiveness of the overall Board in guiding National Coal forward to its strategic goals of growth and profitability."

Mr. Malys, 62, was appointed Senior Vice President, Finance and Chief Financial Officer of Apex Silver Mines Limited in June 2006. Prior to this position, Mr. Malys was employed in positions of increasing authority by Cyprus Amax Minerals Company from 1985 to 1999. He served as a director of Amax Gold Inc. from 1993 to 1998 and of Kinross Gold Corporation from 1998 to 1999.

Mr. Malys has a Bachelor of Science degree in accounting from Gannon University, is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.


ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs more than 250 people and produces coal from five mines in Tennessee and three mines in Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.

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